Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	November 11, 2008
Brenda A. Blake, ext. 3202
UGI Reports Record Earnings for Fiscal 2008, Confirms 2009 Guidance
VALLEY FORGE, Pa., November 11 — UGI Corporation (NYSE: UGI) today reported net income of $215.5 million, or $1.99 per diluted share, for its fiscal year ended September 30, 2008, compared to $204.3 million, or $1.89 per diluted share, for the fiscal year ended September 30, 2007. For the fourth fiscal quarter ended September 30, 2008, the company recorded a seasonal net loss of $0.06 per diluted share compared to net income of $0.10 per diluted share for the same period in 2007. The previous fiscal year and fourth quarter results include an after-tax gain of $12.5 million, or $0.12 per diluted share, from the sale of AmeriGas’s Arizona propane storage terminal.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Our diversified energy distribution and marketing businesses combined to generate a 12% increase in earnings per share in fiscal 2008, excluding the $0.12 per diluted share benefit of the terminal sale from last year’s results. Our Energy Services business had a record year as we recognized the benefits of capital investments in organic growth projects. Our International Propane business benefited from a return to more normal weather and AmeriGas contributed record net income, excluding the impact of the terminal sale from fiscal 2007. We are pleased that our businesses performed well in the face of record high commodity prices, customer conservation and a weakening economy and we believe that our results once again demonstrate the merits of investing in UGI as a diversified growth and income vehicle. Looking ahead, we expect to report consolidated earnings of approximately $2.10 to $2.20 per diluted share for fiscal 2009 as previously announced.”
UGI’s domestic propane distributor, AmeriGas Propane, contributed $43.9 million to net income for the year compared to $53.2 million in fiscal 2007. Prior year results include the previously-mentioned after-tax gain of $12.5 million on the sale of the storage terminal. For the twelve months ended September 30, 2008, retail propane volumes sold decreased 1% from the prior year as the benefits of cooler weather and acquisitions completed in fiscal 2007 were more than offset by price-induced conservation and a weakening economy. The average wholesale cost of propane at Mt. Belvieu, Texas increased nearly 50% during fiscal 2008 from the average cost levels experienced in fiscal 2007. Nationally, weather was 3.4% warmer than normal in fiscal 2008 and 3.4% colder than the prior year, according to the National Oceanic and Atmospheric Administration. Total margin increased $66.7 million mainly due to higher average retail propane unit margins and to a much lesser extent, higher fees in response to
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UGI Reports Record Earnings for Fiscal 2008, Confirms 2009 Guidance	Page 2
increases in operating expenses. Operating and administrative expenses rose primarily as a result of acquisitions completed in fiscal 2007 and increased vehicle fuel and maintenance expenses. Operating income was $235.0 million in fiscal 2008 compared with operating income of $265.8 million in fiscal 2007. Operating income in fiscal 2007 includes the gain on the sale of the storage terminal of $46.1 million.
International Propane’s net income in fiscal 2008 increased to $52.3 million from $44.9 million in fiscal 2007. Antargaz sold 292.6 million retail gallons of liquefied petroleum gases (LPG) in fiscal 2008 compared to 269.1 million gallons in the prior year period. Flaga also recorded higher retail gallons sold versus the prior year. Based upon heating degree day data, temperatures in Antargaz’s service territories were 4.1% warmer than normal in fiscal 2008, but were 20.5% colder than the prior year. The beneficial impact of the colder weather on volumes sold was partially offset by customer conservation in response to significant increases in commodity costs and a weakening economy in Europe. Average wholesale costs for propane in northwest Europe for fiscal 2008 were nearly 35% higher than the average cost for the same period last year. International Propane’s euro-based operating income decreased €2.9 million as higher total margin of €5.1 million was more than offset by increased operating expenses and higher depreciation. Operating expenses rose primarily due to increased sales activity and higher fuel costs and the higher depreciation resulted from additional investments in Antargaz’s cylinder business and piped distribution networks. Although the average euro exchange rate rose to $1.51 from $1.34 for the prior year, the effects of the weaker U.S. dollar on International Propane’s contribution to net income were substantially offset by the losses on forward currency contracts used to hedge dollar-denominated LPG purchases.
Net income from Gas Utility increased to $60.3 million from $59.0 million in fiscal 2007. Throughput of 133.7 billion cubic feet was approximately 1% higher than fiscal 2007, as the impact of higher interruptible delivery service volumes and increases in the number of core market customers offset the effects of slightly warmer weather, customer conservation and a weakening economy. Gas Utility total margin increased $3.8 million in fiscal 2008, reflecting slight increases in interruptible delivery service and core market total margin. Operating income for fiscal 2008 increased $1.0 million, as increases in total margin and other income were partially offset by a slight increase in operating expenses.
Net income from Electric Utility decreased to $13.1 million in fiscal 2008 from $13.7 million in fiscal 2007. Sales of 1,004 gigawatt-hours were approximately 1% lower than fiscal 2007, as heating season temperatures were slightly warmer than the prior year period and cooling season temperatures were slightly cooler. Operating income decreased $1.6 million primarily due to higher operating expenses and to slightly lower total margin.
Energy Services’ fiscal year 2008 net income increased 31% to $45.3 million versus $34.5 million in fiscal 2007. Total margin increased 23% to $124.1 million in fiscal 2008 from $100.9 million in fiscal 2007. This significant increase resulted from internal growth investments that expanded peaking facilities by 36%, as well as higher peaking rates charged and higher electric generation margin resulting from higher spot prices and higher forward fixed price sales contracts for electricity. Operating income increased $19.9 million, as the increased total margin was partially offset by slightly higher operating expenses.
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UGI Reports Record Earnings for Fiscal 2008, Confirms 2009 Guidance	Page 3
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
UGI will host its fourth quarter FY 2008 earnings conference call on Tuesday, November 11, 2008, at 4:00 PM ET. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website: www.ugicorp.com and click on Investor Relations. The webcast replay will be available through December 12. A telephonic replay will be available from 7:00 PM ET on November 11 through midnight Thursday, November 13. The replay may be accessed at 888-203-1112, passcode 4141958 and International access 719-457-0820, passcode 4141958.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.
Fiscal year 2007 earnings per share excluding the $0.12 per diluted share benefit of the terminal sale, and fiscal 2007 AmeriGas net income excluding the impact of the terminal sale, are both non-GAAP financial measures that exclude the effect of the $12.5 million after-tax gain associated with the sale of an AmeriGas Propane storage terminal in fiscal 2007. Management believes the presentation of these measures for fiscal 2007 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the company in fiscal 2008. These non-GAAP financial measures are not comparable to measures used by other companies and should be considered in conjunction with net income per diluted share and AmeriGas Propane net income and other performance measures such as cash flows from operating activities.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures due to high energy prices, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-13	###	11/11/08

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
AmeriGas Propane	$525.2	$417.1	$2,815.2	$2,277.4
International Propane	188.6	143.1	1,124.8	800.4
Gas Utility	132.7	125.6	1,138.3	1,044.9
Electric Utility	35.9	32.3	139.2	121.9
Energy Services	358.1	240.2	1,619.5	1,336.1
Corporate & Other, net (a)	(51.3)	(23.5)	(188.8)	(103.8)

Total revenues	$1,189.2	$934.8	$6,648.2	$5,476.9

Operating income (loss):
AmeriGas Propane	$(1.8)	$39.2	$235.0	$265.8
International Propane	1.1	1.0	106.8	94.5
Gas Utility	(0.5)	4.4	137.6	136.6
Electric Utility	3.0	5.5	24.4	26.0
Energy Services	10.0	10.9	77.3	57.4
Corporate & Other, net (a)	1.6	0.9	4.1	1.0

Total operating income	13.4	61.9	585.2	581.3

Loss from equity investees	(0.8)	(1.6)	(2.9)	(3.8)
Interest expense:
AmeriGas Propane	(17.8)	(17.9)	(72.9)	(71.5)
International Propane	(8.0)	(6.6)	(29.7)	(25.2)
Gas Utility	(8.8)	(9.7)	(37.1)	(39.9)
Electric Utility	(0.5)	(0.5)	(2.0)	(2.4)
Corporate & Other, net (a)	0.2	0.1	(0.8)	(0.6)

Total interest expense	(34.9)	(34.6)	(142.5)	(139.6)

(Loss) income before income taxes and minority interests	(22.3)	25.7	439.8	437.9
Income tax benefit (expense)	4.4	(4.4)	(134.5)	(126.7)
Minority interests, principally in AmeriGas Partners	11.6	(10.6)	(89.8)	(106.9)

Net (loss) income	$(6.3)	$10.7	$215.5	$204.3

Earnings (loss) per share:
Basic	$(0.06)	$0.10	$2.01	$1.92

Diluted	$(0.06)	$0.10	$1.99	$1.89

Average common shares outstanding:
Basic	108.069	106.896	107.396	106.451

Diluted	108.069	108.048	108.521	107.941

Supplemental information:
Net (loss) income:
AmeriGas Propane (b)	$(4.6)	$7.1	$43.9	$53.2
International Propane	(5.4)	(4.9)	52.3	44.9
Gas Utility	(5.6)	(2.8)	60.3	59.0
Electric Utility	1.5	2.9	13.1	13.7
Energy Services	5.6	7.0	45.3	34.5
Corporate & Other, net (a)	2.2	1.4	0.6	(1.0)

Total net (loss) income	$(6.3)	$10.7	$215.5	$204.3

(a)	Corporate & Other includes the elimination of certain intercompany transactions.

(b)	Amounts are net of minority interests principally in AmeriGas Partners, L.P.